Exhibit 99.2 FOR IMMEDIATE RELEASE

Adeia and Disney Enter Into Long-Term Media IP License Agreement

SAN JOSE, Calif., December 22, 2025 — Adeia Inc. (Nasdaq: ADEA), the technology company known for developing foundational innovations that enable next-generation solutions for the semiconductor and media industries, today announced it has entered into a long-term agreement with The Walt Disney Company for access to Adeia’s comprehensive media intellectual property (IP) portfolio. The agreement also resolves all outstanding litigation between the companies and includes a long-term license that covers all of Disney’s products and services that were the subject of the litigation.

“We are very pleased to enter into this agreement with Disney, one of the most influential media and entertainment companies in the world,” said Paul E. Davis, chief executive officer of Adeia. “This deal reflects our commitment to enabling cutting-edge media experiences and further validates the significance of our technology in connected entertainment.”

This announcement highlights Adeia’s foundational role in enabling next-generation media delivery and audience engagement across some of the world’s most widely used streaming platforms and entertainment services. Through long-term collaborations with leading media and technology companies, Adeia continues to help shape the future of digital entertainment.

Disney joins a growing list of leading global brands that leverage Adeia’s extensive media IP portfolio, which covers technologies in key areas such as media streaming and content delivery technology.

About Adeia Inc.

Adeia (NASDAQ: ADEA) is the technology company known for developing foundational innovations that enable next-generation solutions for the semiconductor and media industries. We invent and license foundational technologies that shape the future of digital entertainment, electronics, and high-performance computing. Our portfolio transforms technologies into an experience that is intelligent, immersive, and personal. For more, please visit www.adeia.com.

For Information Contact:

Adeia Investor Relations

Chris Chaney

IR@adeia.com

Adeia Media Relations

Christina Sawyer

marketing@adeia.com